Exhibit 99.1

Shareholders of Abbeville Capital Corporation Approve Merger with Community Capital Corporation

    GREENWOOD, S.C.--(BUSINESS WIRE)--Feb. 20, 2004--Community Capital Corporation (AMEX: CYL) today announced that in a special meeting held yesterday, February 19, 2004, the shareholders of Abbeville Capital Corporation approved the merger with Community Capital Corporation. Regulatory approvals have been received and the merger is expected to be completed during the first quarter of 2004.
    Abbeville Capital Corporation is the corporate parent of The Bank of Abbeville, which was formed in 1987 and operates one full service banking office in Abbeville, South Carolina.
    Community Capital Corporation (AMEX: CYL) is the corporate parent of CapitalBank, which was formed January 2001 during a restructuring that consolidated the company's operations to a single subsidiary. CapitalBank operates 14 branches throughout South Carolina. The bank offers a full range of banking services, including a wealth management group featuring a wide array of financial services, with personalized attention, local decision making and strong emphasis on the needs of individuals and small to medium-sized businesses. Upon completion of the merger, CapitalBank will have 15 full-service banking offices throughout South Carolina.
    Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

    CONTACT: Community Capital Corporation
             R. Wesley Brewer, 864-941-8290
             wbrewer@capitalbanksc.com
             or
             Lee Lee M. Lee, 864-941-8242
             llee@capitalbanksc.com